                                                                   EXHIBIT 23(i)

                              JOHN HANCOCK FUNDS II
                               601 CONGRESS STREET
                           BOSTON, MASSACHUSETTS 02210

February 13, 2007

To whom it may concern:

This opinion is written in reference to the shares of beneficial interest, without par value (the "Shares") of the Emerging Markets Value Fund, Income Fund, Mid Cap Intersection Fund and the Mutual Shares Fund, each a new series of Shares of John Hancock Funds II, a Massachusetts business trust (the "Trust"), to be offered and sold pursuant to a Registration Statement on Form N-1A (registration no. 333-126293) (the "Registration Statement") filed by the Trust pursuant to the Securities Act of 1933.

I have examined such records and documents and reviewed such questions of law as I deemed necessary for purposes of this opinion.

     1. The Trust has been duly recorded under the laws of the Commonwealth of Massachusetts and is a validly existing Massachusetts business trust.

     2. The Shares when authorized, sold, issued and paid for in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,


/s/ George Boyd
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George Boyd, Esq.
Senior Counsel and Assistant Secretary